Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 25, 2018 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the second quarter ended June 30, 2018.

Highlights for the quarter included the following:

•	Total revenue of $196.3 million, an increase of 19.5% compared with the second quarter of 2017.
•	Freight revenue of $170.6 million (excludes revenue from fuel surcharges), an increase of 17.2% compared with the second quarter of 2017.
•
Operating income of $14.1 million and an operating ratio of 91.8%, compared with operating income of $4.0 million and an operating ratio of 97.3% in the second quarter of 2017. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•	Net income of $10.0 million, or $0.54 per diluted share, compared with net income of $1.5 million, or $0.08 per diluted share in the second quarter of 2017.

Management Discussion—Truckload Operations
Chairman and Chief Executive Officer, David R. Parker, made the following comments: “We are pleased with our truckload operating margin improvement. Our truckload operations’ 91.9% operating ratio for the second quarter of 2018 represents 620 basis points of improvement on a year-over-year basis and 400 basis points of sequential improvement as compared to the first quarter of 2018. For the quarter, total revenue in our truckload operations increased to $170.7 million, an increase of $23.1 million compared with the second quarter of 2017.  This increase consisted of $16.1 million higher freight revenue and $7.0 million higher fuel surcharge revenue. The $16.1 million increase in freight revenue related to a 14.2% increase in average freight revenue per tractor in the 2018 period as compared to the 2017 period, partially offset by a $3.3 million year-over-year reduction in intermodal revenues as we effectively discontinued this consistently unprofitable service offering within our solo-driver refrigerated truckload unit during December 2017. I’m pleased to note that our solo-driver refrigerated truckload unit posted its best operating ratio quarter since the second quarter of 2012.

“Average freight revenue per tractor per week increased to $4,287 during the 2018 quarter from $3,754 during the 2017 quarter. Average freight revenue per total mile increased by 23.9 cents per mile, or 14.7%, compared to the 2017 quarter and average miles per tractor decreased by 0.4%.  The main factors impacting the decreased utilization was the 560 basis point decrease in the percentage of our fleet comprised of team-driven trucks and a lower average seated truck percentage. Team-driven trucks decreased to an average of 878 teams (or 33.7% of the total fleet) in the second quarter of 2018 versus an average of 1,012 teams (or 39.3% of the total fleet) in the second quarter of 2017. On average, approximately 5.2% of our fleet lacked drivers during the 2018 quarter compared with approximately 4.8% during the 2017 quarter.

“Salaries, wages and related expenses increased 7.3 cents per total mile due primarily to employee pay adjustments since the second quarter of 2017, partially offset by the reduced percentage of team-driven trucks and improved workers’ compensation expense.

“Insurance and claims expense increased to 12.6 cents per mile in the second quarter of 2018 versus 10.1 cents per mile in the second quarter of 2017. Our rate of accidents per million miles, as measured by the U.S. Department of Transportation, remained essentially constant compared with the 2017 quarter, but the expected outcome of certain casualty insurance claims resulted in an overall increase to expense.

“Net fuel expense decreased by 3.4 cents per total mile in the 2018 quarter, primarily as a result of improvement in fuel hedging activity, with $0.5 million of fuel hedge gains in the 2018 quarter compared with $1.5 million of fuel hedge losses in the 2017 quarter. In addition, our fuel surcharge recovery was more effective during the 2018 quarter and we expect to continue to experience improved fuel economy as we upgrade our tractor fleet.  These favorable items were partially offset by increased fuel pricing. Ultra-low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.65/gallon higher in the second quarter of 2018 compared with the 2017 quarter.

“Depreciation and amortization (which includes gain or loss on disposition of assets) decreased by $2.9 million primarily resulting from recognition of a $0.4 million gain on disposal of equipment in the current year quarter as compared to a $2.1 million loss on disposal of equipment in the prior year quarter. The improvement in gain/loss on disposition resulted from a strengthening market for used tractors and trailers.

“In addition to the items mentioned above, in connection with our acquisition of Landair Holdings and its subsidiaries (“Landair”), general supplies and expenses included acquisition-related legal and professional expenses totaling approximately $1.5 million, as well as the write-off of approximately $0.3 million of previously capitalized in-process software investment costs that were deemed to be redundant in connection with the Landair acquisition.”

Management Discussion—Non-Asset Based Managed Freight and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based managed freight subsidiary: “For the quarter, Solutions’ total revenue increased 53.4%, to $25.6 million from $16.7 million in the same quarter of 2017. Operating income was $2.3 million for an operating ratio of 90.9%, compared with operating income of $1.6 million and an operating ratio of 90.5% in the second quarter of 2017. Due primarily to a more competitive market for sourcing third party capacity, Solutions’ net revenue margin declined by 510 basis points versus a strong 2017 quarter. However, the revenue growth in the 2018 quarter helped spread the SG&A costs so that the operating ratio did not slip significantly as compared to the 2017 quarter. We expect net revenue margin to be in the mid-to-high teens for the balance of 2018. In addition, our 49% equity investment in Transport Enterprise Leasing contributed $1.8 million of pre-tax income in the quarter compared with $0.8 million in the second quarter of 2017.”

Capitalization, Liquidity and Capital Expenditures
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At June 30, 2018, our total balance sheet debt and capital lease obligations, net of cash, were $146.4 million, and our stockholders’ equity was $313.6 million, for a ratio of net debt to total balance sheet capitalization of 31.8%. At June 30, 2018, the discounted value of future obligations under off-balance sheet operating lease obligations was $17.5 million. Between December 31, 2017 and June 30, 2018, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $52.1 million, while the present value of financing provided by operating leases decreased $4.1 million. At June 30, 2018, we had $56.4 million of borrowing availability under our revolving line of credit.

“After the end of the second quarter, in connection with the acquisition of Landair announced on July 5, 2018, we expended approximately $83.0 million in cash in exchange for 100% of Landair’s outstanding stock and approximately $15.5 million in cash to refinance Landair’s outstanding debt. Our capitalization and liquidity information provided in the preceding paragraph excludes the subsequent impact of the Landair acquisition.

“Our net capital expenditures for the three months ended June 30, 2018 generated $20.1 million of net proceeds compared to $8.2 million of net expenditures for the prior year period. In the first six months of 2018, we took delivery of approximately 400 new company tractors and disposed of approximately 465 used tractors. Our current tractor fleet plan for full-year 2018 includes the delivery of approximately 880 new company tractors, and the disposal of approximately 940 used tractors, including the planned tractor deliveries and disposals for the Landair operations for the balance of 2018.”

Outlook
Mr. Cribbs commented on the Company’s outlook: “We expect the overall balance of business conditions to remain favorable through the second half of 2018 and into 2019.  Freight demand has been, and remains, exceptionally strong across our business units, and indications from our holiday peak season customers indicate robust expectations for the fourth quarter.  From a capacity perspective, attracting and retaining highly qualified, over the road professional truck drivers remains our largest challenge.  Low unemployment, alternative careers, and an aging driver population are creating an increasingly competitive environment. The market for used tractors and trailers is expected to generate moderate gains on our dispositions of equipment over the remainder of the year.  In this environment, we continue to work actively with our customers to improve driver compensation, efficiency, and working conditions while providing a high level of service and generating acceptable financial returns.  We intend to continue to allocate our assets where the returns are justified and use our managed freight units to supplement our internal capacity.

“From an earnings perspective, we expect our consolidated operating ratio for the third quarter to be similar to our consolidated operating ratio for the second quarter, but with the addition of revenue from Landair’s operations. For the fourth quarter, we expect to remain a major participant in the holiday peak shipping season and anticipate our consolidated operating ratio and consolidated earnings per diluted share to improve compared with the fourth quarter of 2017.  However, due to changes in team versus solo-driver mix, dedicated versus irregular route capacity, and managed freight capacity, as well as the need to complete purchase accounting entries relating to the Landair transaction, we are not offering more specific earnings guidance. In addition, our prior comments about expectations for the second half of 2018, including percentage rate improvements versus prior periods, are superseded.”

Conference Call Information
The Company will host a live conference call tomorrow, July 26, 2018, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 77436340. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; Landair Transport and Landair Logistics of Greeneville, Tennessee; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to the net revenue margin for Solutions, supply and demand relationship, the expected fuel economy of new tractors, our current tractor fleet plan, and the statements under “Outlook” are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during 2018, any repeal of the implementation of the rule requiring carriers to use ELDs, changes in tax laws or in their interpretations, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
RCribbs@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant
KPerry@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2018	2017	% Change	2018	2017	% Change
Freight revenue	$170,635	$145,586	17.2%	$321,097	$285,712	12.4%
Fuel surcharge revenue	25,683	18,740	37.0%	48,787	37,358	30.6%
Total revenue	$196,318	$164,326	19.5%	$369,884	$323,070	14.5%

Operating expenses:
Salaries, wages, and related expenses	64,633	58,584		125,253	117,908
Fuel expense	29,209	24,911		56,390	50,313
Operations and maintenance	12,595	12,044		24,325	24,457
Revenue equipment rentals and purchased transportation	37,388	28,987		68,079	54,358
Operating taxes and licenses	2,613	2,097		5,273	4,832
Insurance and claims	9,908	7,914		18,593	16,632
Communications and utilities	1,666	1,706		3,406	3,334
General supplies and expenses	6,423	3,462		10,562	7,190
Depreciation and amortization, including gains and losses on disposition of property and equipment	17,818	20,659		37,513	39,775
Total operating expenses	182,253	160,364		349,394	318,799
Operating income	14,065	3,962		20,490	4,271
Interest expense, net	1,941	1,961		3,900	4,041
Income from equity method investment	(1,775)	(800)		(3,265)	(1,825)
Income before income taxes	13,899	2,801		19,855	2,055
Income tax expense	3,928	1,253		5,467	545
Net income	$9,971	$1,548		$14,388	$1,510

Basic earnings per share	$0.54	$0.08		$0.78	$0.08
Diluted earnings per share	$0.54	$0.08		$0.78	$0.08
Basic weighted average shares outstanding (000s)	18,337	18,281		18,334	18,269
Diluted weighted average shares outstanding (000s)	18,441	18,359		18,424	18,347

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based truckload revenues	$145,028	$128,891	12.5%	$276,472	$255,898	8.0%
Non-asset based managed freight revenues	25,607	16,695	53.4%	44,625	29,814	49.7%
Freight revenue	$170,635	$145,586	17.2%	$321,097	$285,712	12.4%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$2.028	$1.810	12.1%	$1.990	$1.804	10.3%
Average freight revenue per total mile	$1.860	$1.621	14.7%	$1.816	$1.619	12.2%
Average freight revenue per tractor per week	$4,287	$3,754	14.2%	$4,142	$3,755	10.3%
Average miles per tractor per period	29,974	30,105	-0.4%	58,989	59,978	-1.6%
Weighted avg. tractors for period	2,602	2,573	1.1%	2,581	2,569	0.5%
Tractors at end of period	2,632	2,577	2.1%	2,632	2,577	2.1%
Trailers at end of period	6,340	7,271	-12.8%	6,340	7,271	-12.8%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2018	12/31/2017
Total assets	$729,826	$649,668
Total stockholders' equity	$313,551	$295,201
Total balance sheet debt, net of cash	$146,365	$198,443
Net Debt to Capitalization Ratio	31.8%	40.2%
Tangible book value per basic share	$17.09	$16.11

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